Exhibit 99

CoLucid Pharmaceuticals Announces 2016 First Quarter Results and Corporate Highlights

CAMBRIDGE, MA – May 11, 2016 – CoLucid Pharmaceuticals, Inc. (NASDAQ: CLCD) today reported financial and operating results for the first quarter ended March 31, 2016.

Corporate Highlights

During the first quarter of 2016, CoLucid continued to randomize migraine patients for SAMURAI, its first confirmatory phase 3 pivotal clinical trial for lasmiditan oral tablets (100 mg and 200 mg) for the acute treatment of migraine.  CoLucid expects to have the trial fully enrolled in the second quarter of 2016. At least 80% of all migraine patients enrolled in SAMURAI have had multiple risk factors for cardiovascular disease, and the average age of those enrolled in SAMURAI is 44 years old. SAMURAI is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). Patients completing the SAMURAI trial are offered enrollment in the long-term open-label study of lasmiditan named GLADIATOR.

On February 29, 2016 the FDA granted the company an SPA agreement for SPARTAN.   SPARTAN will be a global trial with the same primary and secondary endpoints previously agreed to in SAMURAI. SPARTAN is proposed to randomize 2,968 patients and enroll “All Comers,” patients enrolled will not have restrictions for any cardiovascular risk factors or conditions. Under SPARTAN, migraine patients will be randomized to either lasmiditan 50, 100 or 200 mg or placebo. The purpose of adding a lower dose (50 mg) is to establish the minimally effective dose of lasmiditan and provide for a potential subgroup analysis in lower weight or elderly patients. SPARTAN is expected to begin enrollment in the second quarter of 2016 and to complete enrollment mid-2017. Migraine patients completing the SPARTAN trial will also be offered enrollment in GLADIATOR.

CoLucid has filed an Investigational New Drug application (IND) with the FDA for IV lasmiditan and the company’s clinical program may proceed when it manufactures its IV product under the FDA’s current Good Manufacturing Practices (cGMP) and it submits a certificate of analysis (COA).  CoLucid has received preliminary feedback on a single Phase 3 clinical trial, RANGER, which will be resubmitted under a request for SPA in parallel to the submission of the COA.

In March 2016, CoLucid announced that Alison Lawton, was elected by the Board of Directors to serve as a director. Ms. Lawton serves as a class I director of the company and has been appointed to the company’s Audit Committee.

“We are very pleased with our progress in the first quarter of 2016,” said Thomas P. Mathers, Chief Executive Officer. “Our focus has remained on execution of our clinical and non-clinical plans for the development of lasmiditan. We have continued to see very strong enrollment in SAMURAI, and expect to have the trial fully enrolled in the second quarter. We have been encouraged by the number of subjects completing SAMURAI enrolling in the long-term study GLADIATOR.”

2016 Financial Results

The Company ended the first quarter of 2016 with cash, cash equivalents, and investments of $54.1 million compared to $64.5 million at year-end 2015.   The decrease was due to the operating costs associated with the lasmiditan phase 3 clinical program.  The Company maintains its guidance to have cash on hand through mid-2017.

Research and development expenses were approximately $10.8 million in the first quarter of 2016 compared to $2.0 million for the first quarter of 2015.   The increase in R&D expense was primarily due to the costs associated with the lasmiditan phase 3 clinical program, including the SAMURAI pivotal clinical trial which randomized the first patient in April 2015, the GLADIATOR open-label clinical trial which randomized the first patient in October 2015, and the production and distribution of oral lasmiditan tablets for clinical supply.

General and administrative expenses were approximately $2.3 million in the first quarter of 2016 compared to $0.9 million for the first quarter of 2015.  The increase in G&A expense was primarily due to the increased personnel expenses and consulting and professional fess as we built and infrastructure to support being a public company.  There were also $0.8 million in non-cash stock-based compensation charges incurred in the first quarter of 2016. There were no non-cash stock based compensation expenses in the first quarter of 2015.

Net loss attributable to common stockholders for the first quarter of 2016 was $13.1 million, or $0.85 per share, compared to $7.1 million, or $49.28 per share, for the first quarter of 2015.

About Lasmiditan

Lasmiditan has been designed to be effective in the acute treatment of migraine headaches in adults without the vasoconstrictor activity associated with previous generations of migraine therapies.  It selectively targets 5-HT1F receptors expressed in the trigeminal pathway.  Lasmiditan has been given the generic stem name “ditan,” which distinguishes it from other drug classes, including triptans, the current standard of care for migraine.

CoLucid is currently enrolling patients in SAMURAI, its first of two pivotal Phase 3 clinical trials. The objectives of SAMURAI are to evaluate the safety and efficacy of lasmiditan (100 mg and 200 mg) in comparison to placebo two hours after dosing on freedom from migraine headache pain, which is the primary endpoint, and on freedom from the most bothersome associated symptom of migraine (nausea, phonophobia or photophobia), which is the key secondary endpoint.  SAMURAI is a randomized, double-blind, placebo-controlled parallel group study.  The study is expected to treat a single migraine in up to 1,483 migraine patients with lasmiditan at approximately 80 U.S. sites.  Patients will include those with migraine who have cardiovascular risk factors or cardiovascular disease and at the enrollment mid-point at least 80% of all migraine patients then enrolled in SAMURAI had multiple risk factors for cardiovascular disease. SAMURAI is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration. Lasmiditan is designed to address major unmet medical needs in patients who are poorly served by currently available therapies, including patients with cardiovascular risk factors or cardiovascular disease that may not be able to take triptans.

CoLucid is also currently enrolling patients in GLADIATOR, a Phase 3 long-term, open-label trial of lasmiditan. GLADIATOR’s objective is to evaluate the safety and efficacy of lasmiditan, as well as resource utilization, functional outcomes and disability. Migraine patients who complete CoLucid’s ongoing first Phase 3 pivotal trial, SAMURAI, as well as the Company’s second Phase 3 pivotal trial, scheduled to commence in the second quarter of 2016, will be eligible to enroll in GLADIATOR. GLADIATOR is expected to enroll up to a total of 2,580 subjects, who will be randomized to receive 100 mg or 200 mg of lasmiditan, and treated for up to eight migraine attacks per month for one year. Based on the results of GLADIATOR, CoLucid intends to build an appropriate safety database to support a New Drug Application (“NDA”) for lasmiditan. At the time of the NDA submission, it is anticipated that there will be more than 15,000 patient exposures to lasmiditan in the entire clinical program.

About Migraine

Migraine is the leading cause of disability among neurological disorders in the United States according to the American Migraine Foundation.  An estimated 36 million Americans suffer from migraine.  Migraine can be extremely disabling and costly, accounting for more than an estimated $20 billion in direct (e.g., doctor visits, medications) and indirect (e.g., missed work, lost productivity) expenses each year in the United States.

About CoLucid Pharmaceuticals, Inc.

CoLucid was founded in 2005 and is developing oral lasmiditan for the acute treatment of migraine headaches in adults and intravenous lasmiditan for the acute treatment of headache pain associated with migraine in adults in emergency room and other urgent care settings.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to CoLucid’s expectations for lasmiditan’s efficacy, clinical trial enrollment goals, the initiation of future clinical trials and anticipated cash usage. Actual enrollment results, use of cash and other developments may occur that differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that enrollment goals will not be met, trials may not be commenced or successful or may take longer to complete than anticipated, and projected cash needs and expected financial results may be different. More information about the risks and uncertainties faced by CoLucid are contained in its periodic reports filed with the Securities and Exchange Commission. CoLucid disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Thomas Mathers                                                    Hans Vitzthum

Chief Executive Officer                                         Managing Director

CoLucid Pharmaceuticals, Inc.                              LifeSci Advisors, LLC.

(857) 285-6494                                                      (212) 915-2568

CoLucid Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31,
	2016	2015
Operating expenses:
Research and development	$10,817	$1,961
General and administrative	2,319	851
Total operating expenses	13,136	2,812
Loss from operations	(13,136)	(2,812)
Other income:
Interest income, net	77	12
Total other income, net	77	12
Net loss before income tax expense	(13,059)	(2,800)
Income tax expense	—	—
Net loss	(13,059)	(2,800)
Gain on extinguishment of convertible stock	—	4,798
Accretion of redeemable preferred stock	—	(9,109)
Net loss attributable to common stockholders	$(13,059)	$(7,111)
Per common share information:
Net loss attributable to common stockholders, basic and diluted	$(0.85)	$(49.28)
Weighted-average common shares outstanding, basic and diluted	15,273,973	144,301

CoLucid Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$23,486	$27,978
Available for sale securities (less than 1 year)	27,595	36,530
Prepaid assets	1,138	809
Total current assets	52,219	65,317
Available for sale securities (more than 1 year)	3,018	—
Other assets	21	21
Total assets	$55,258	$65,338
Liabilities
Current liabilities:
Accounts payable	$3,330	$1,649
Accrued expenses	3,972	3,780
Total current liabilities	7,302	5,429
Deferred revenue	1,500	1,500
Total liabilities	8,802	6,929
Commitments and contingencies (note 7)
Stockholders’ equity
Common stock, $0.001 par value; 270,000,000 shares authorized; 15,274,824 and 15,153,135 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	15	15
Additional paid-in capital	146,592	145,532
Accumulated other comprehensive income (loss)	4	(43)
Accumulated deficit	(100,155)	(87,095)
Total stockholders’ equity	46,456	58,409
Total liabilities and stockholders’ equity	$55,258	$65,338